Nina Cešarek, Notary Public
Kocevje, Trg zbora odposlancev 66

Ref. No.: SV 43/03

NOTARIAL PROTOCOL

The following parties appeared in front of me, Notary Public, in the offices of PRO PLUS d.o.o., Ljubljana, Kranjceva 26 (twenty-six):

a) CME SLOVENIJA B.V., Birkstraat 89 (eighty-nine), 3768 (three thousand seven hundred and sixty-eight) Soest, Netherlands, represented by Robert Ethan Burke born on 28.08.1951 (twenty-eighth of August one thousand nine hundred and fifty-one), residing at 21 (twenty-one) Fordington Road, London N 6 (six) 4 (four) TD, Great Britain, as Transferor

b) Jurenec Marijan, born on 28.10.1957 (twenty-eighth of October one thousand nine hundred and fifty-seven), residing in Radomlje, Precna ulica 1 (one), as Transferor and

c) Tele 59 d.o.o., Maribor, Meljska cesta 34 (thirty-four), represented by General Director, Ujcic Janez, born on 24.02.1945 (twenty-fourth of February one thousand nine hundred and forty-five), residing in Maribor, Ulica obnove 9 (nine), as Transferee.

I, the undersigned, Notary Public, was named a permanent court interpreter for English with the Decision by the Ministry of Justice of the Republic of Slovenia No. 756 (seven hundred and fifty-six) – 45 (forty-five)/90 (ninety) of 07.10.1994 (seventh of October one thousand nine hundred and ninety-four).

Pursuant to Article 51 of the Notary Act two protocol witnesses are present:
c) Horžen Tadej, born on 08.07.1968, residing in Cerklje ob Krki 72 (seventy-two) and
d) Tozon Petra, born on 10.09.1976 (tenth of September one thousand nine hundred and seventy-six), residing in Ljubljana, Viška cesta 69 (sixty-nine).
The identity of the parties was established as follows:

a) CME SLOVENIJA B.V.: a company registered in the Commercial Register of the Chamber of Commerce and Industries for Gooi-en Emmland No. 33289323 (thirty-three million two hundred eighty-nine thousand three hundred and twenty-three)

a) Robert Ethan Burke: Passport of the USA, No. 7004190087 (seven zero zero four one nine zero zero eight seven), issued by the Consulate in London
b) Jurenec Marijan: Personally known to Notary Public,
c) Tele 59 d.o.o., Maribor, a company registered in the Court Register of the District Court of Maribor, reg. No. 1(one)/6087(six thousand eighty-seven)/00(zero zero),
Ujcic Janez: Personally known to Notary Public,
c) Horžen Tadej: Personally known to Notary Public,
d) Tozon Petra: Personally known to Notary Public,
The parties have agreed to enter into the following:
SHARE EXCHANGE CONFIRMATION RE TELE 59 AND PRO PLUS,
The text of which was presented in the form of a private document.

I, Notary Public, established that the private document in its form and contents complies with the regulations on the notary document pursuant to the provisions of Articles 31 to 35 and 43 of the Notary Act, therefore I confirm it pursuant to the provisions of Articles 49 and 50 of the same Act. I attach the document to this Notary Protocol in the prescribed way and the document becomes its constituent part.

I read this Notary Protocol to the parties and instruct them on the legal consequences of the legal transaction, after which the parties declare that they have been acquainted with the entire contents of the document, that the contents correspond to their will, then they approve the document and sign it in front of me. The document is also signed by both protocol witnesses.

The following two attachments are attached in the prescribed way to this Notary Protocol:
Attachment 1 (one): Abstract from the Court Register

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Attachment 2 (two): Authorization

This Notary Protocol has been written in six copies; The original is kept with Notary Public, while the parties receive the first three copies of the original of the Notary Protocol and two copies are intended to file an application for a registration of the changes in the Court Registers of the District Courts in Ljubljana and Maribor.

The parties have agreed that further copies of the Notary Protocol can be issued several times.
Ljubljana, 30.01.2003 (thirtieth January two thousand and three)

Signed by:	Signature and seal of Notary Public:

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1. CME Slovenia B.V., a Dutch company with its principal headquarters at Birkstraat 89, 3768 HD Soest, Netherlands (hereinafter referred to as CME Slovenia or Transferor),

2. Marijan Jurenec, a Slovene citizen residing at Precna ulica 1, Radomlje (hereinafter referred to MJ or Transferor and together with CME Slovenia, Transferors)

and

3. Tele 59 d.o.o., a Slovene corporation with its principal headquarters at Meljska cesta 34, Maribor, represented by duly authorized general director Janez Ujcic (hereinafter referred to as Transferee), have agreed to enter into the following:

SHARE EXCHANGE AGREEMENT
RE TELE 59 AND PRO PLUS

Article I. RECITALS

A. The parties hereto establish that:

1. Each of CME Slovenia and MJ is the holder of a business share in the Transferee.

2. The Transferee has agreed in accordance with its activities the interest to acquire these business shares and each Transferor to transfer such business share into the property of Transferee.

B. THEREFORE the parties hereto agree as follows:

Article II. Object of this Agreement

                             A. The Transferors hereby transfer and convey to the Transferee their business share in the aggregate nominal amount of 630,000.00 (six hundred thirty thousand) SIT, which represents 30% (thirty percent) of the total capital of the Transferee, registered at Court Register of the Regional Court of Maribor under the registration number 1(one)/ 6087 (six thousand eighty-seven)/ 00 (zero zero).

B. Transferee accepts and takes over the said business shares.

Article III. Consideration

                             A. This transfer is being made and accepted for an agreed consideration which shall be satisfied by the transfer of the entire business share of Transferee in Produkcja Plus d.o.o., Kranjceva 26, Ljubljana registered at Court Register of the Regional Court of Ljubljana under the registration number  12651900 (one two six five one nine zero zero) (hereinafter referred to as the Company), in the nominal amount of 176.099,235.53 (one hundred seventy-six million ninety-nine thousand two hundred thirty-five point fifty-three) SIT, representing 21% (twenty-one percent) of the total capital in the Company.  Transferee shall transfer and convey to the Transferors the Company business share in the following proportions: CME Slovenia shall receive a business share in the nominal amount of 149.684,350,20 (one hundred forty-nine million six hundred eighty-four thousand three hundred fifty point twenty) SIT, representing 17.85% (seventeen and eighty-five one-hundredths percent) of the Company and MJ shall receive a business share in the nominal amount of 26.414,885,33 (twenty-six million four hundred fourteen thousand eight hundred eighty-five point thirty-three) SIT, representing 3.15% (three and fifteen one-hundredths percent) of the Company.

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Article IV. Transfer of the business shares

A. On the date of execution hereof (the Closing Date), the Tele 59 business shares are to be transferred to Transferee and the Company business share is to be transferred to Transferors.

                             B. The transfer of the Tele 59 business share to Transferee shall be completed with the notification of the transfer to the director of the Transferee. The transfer of the Company business share shall be completed with the notification of the transfer to the director of the Company.

                             C. Any of the parties hereto is allowed to notify the transfer of the relevant business share to the director of the Company, and the Transferee shall be obliged to cause the director to register the transfer with the Court Register. If the director of Transferee does not submit the application for the registration of the business share transfer to the Court Register in 15 (fifteen) days after the receipt of the notification of such transfer, any of the parties hereto is allowed to submit such application to the Court Register.

                             D. All rights derived from or related to the Tele 59 business share, including the possible right on the receipt of the profits for the preceding years, that have not yet been distributed on the day hereof, shall be transferred to Transferee on the Closing day. All rights derived from or related to the Company business share, including the possible right on the receipt of the profits for the preceding years, that have not yet been distributed on the day hereof, shall be transferred to Transferors on the Closing day.

Article V. Transferor Representations and Warranties

                             A. Each Transferor represents and warrants (severally, not jointly) in favor of the Transferee the following to be true and correct. These representations and warranties are made as of the date hereof and as of the Closing Date.

a. Status of Transferor. CME Slovenia is a corporation duly organized, validly existing under the laws of the Netherlands. Marijan Jurenec is a Slovene citizen residing at Precna ulica 1, Radomlje.

                             b. Corporate Authorization. Each Transferor has all necessary corporate power and authority to enter into this Agreement and to perform all obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by such Transferor and constitutes its valid and binding obligation, enforceable according to its terms.

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                             c. Non-Violation. The execution and delivery by each Transferor of this Agreement and the consummation by such Transferor of the transactions contemplated hereby are not prohibited by, do not violate any provision of and will not result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, (i) any applicable law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority of the Slovenia or any State thereof, including any authority, department, commission, board, bureau, agency or instrumentality of either of the foregoing in a manner which would have a material adverse effect on the ability of such Transferor to perform its obligations hereunder or thereunder, (ii) the Articles of Incorporation or By-laws of such Transferor (in the case of CME Slovenia) or (iii) any material contract, indenture, agreement or commitment to which such Transferor is a party or bound.

                             d. No Administrative Consent Required. No consent, approval, authorization or order of any governmental agency or body of Slovenia, any State or instrumentality thereof is required for the execution and delivery by either Transferor of this Agreement and the consummation by such Transferor of the transactions contemplated hereby, the absence of which would have a material adverse effect on the ability of such Transferor to perform its obligations under this Agreement or the other agreements contemplated hereby.

e. Organization of Tele 59. Tele 59 is a corporation duly organized and validly existing under the laws of Slovenia.

                             f. Transfer of Tele 59 business share. As of the Closing Date, each Transferor will transfer to the Transferee good and valid title to the Tele 59 business share, free and clear of all liens, options and/or other encumbrances or commitments of any kind.

                             g.  No Claims.  Other than the loan agreement and loan from CME Slovenia to Tele 59, neither Transferor has any claim against or any direct or indirect interest in any tangible or intangible asset or property of Transferee or holds any receivable owed by the Transferee.

                             h. Consents. No consent or approval, registration (except registration in the Court Register) declaration or filling with any Governmental Authority is or will be required to be obtained or made in connection with the execution and delivery of the Agreement or the consummation of any other transaction contemplated hereby.

Article VI. Transferee Representations and Warranties

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                             A. Transferee hereby represents and warrants in favor of each Transferor the following to be true and correct. These representations and warranties are made as of the date hereof and as of the Closing Date.

a. Status of Transferee. The Transferee is a corporation duly organized and validly existing under the laws of Slovenia.

                             b. Corporate Authorization. The Transferee has all necessary corporate power and authority to enter into this Agreement and to perform all obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by the Transferee and constitutes its valid and binding obligation, enforceable according to its terms.

                             c. Non-Violation. The execution and delivery by the Transferee of this Agreement and the consummation by the Transferee of the transactions contemplated hereby are not prohibited by, do not violate any provision of and will not result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, (i) any applicable law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority of Slovenia or any State thereof, including any authority, department, commission, board, bureau, agency or instrumentality of either of the foregoing in a manner which would have a material adverse effect on the ability of the Transferee to perform its obligations hereunder or thereunder, (ii) the Articles of Incorporation or By-laws of  the Transferee or (iii) any material contract, indenture, agreement or commitment to which the Transferee is a party or bound.

                             d. No Administrative Consent Required. No consent, approval, authorization or order of any governmental agency or body of Slovenia, any State or instrumentality thereof is required for the execution and delivery by the Transferee of this Agreement and the consummation by the Transferee of the transactions contemplated hereby, the absence of which would have a material adverse effect on the ability of the Transferee to perform its obligations under this Agreement.

e. Organization of the Company. The Company is a corporation duly organized and validly existing under the laws of Slovenia.

                             f. Transfer of Company business share. As of the Closing Date, the Transferee will transfer to the Transferors good and valid title to the Company business share, free and clear of all liens, options and/or other encumbrances or commitments of any kind.

g. No Claims. Transferee does not have any claim against or any direct or indirect interest in any tangible or intangible asset or property of the Company or hold any receivable owed by the Company.

                             h. Consents. No consent or approval, registration (except registration in the Court Register) declaration or filling with any Governmental Authority is or will be required to be obtained or made in connection with the execution and delivery of the Agreement or the consummation of any other transaction contemplated hereby.

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CME Slovenia BV:	Tele 59 d.o.o.

/s/ Robert Burke	/s/ Janez Ujcic

Robert Burke	Janez Ujcic

Marijan Jurenec:

/s/ Marijan Jurenec

Marijan Jurenec

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